Exhibit A

Notice under Section 22(b) of the Israeli Securities Regulations (Tender Offer), 5760-2000

Regarding the Improvement of the Terms of the Special Tender Offer

For the purchase of 695,780 ordinary shares par value New Israeli Shekel (“NIS”) 1.00 each of

Formula Systems (1985) Ltd. (the “Company”)

by Emblaze Ltd. (the “Offeror”)

Commenced on February 6, 2007 and Amended on March 5, 2007

Reference is hereby made to the special tender offer commenced by the Offeror on February 6, 2007, as amended by the Offeror on March 5, 2007, for the purchase of 695,780 ordinary shares par value NIS 1.00 each of the Company (the “Special Tender Offer”). The Offeror hereby announces an improvement to the terms of the Special Tender Offer, as follows:

1.	The price for each Share which is the subject matter of the Special Tender Offer shall be increased from NIS 51.50 per Share (or 12.10 U.S. dollars for each ADS representing a Share listed on NASDAQ, which amount is based on the representative exchange rate of the U.S. dollar published by the Bank of Israel on March 16, 2007, the last business day prior to the date of this amendment), to NIS 56 per Share (or 13.30 U.S. dollars for each ADS representing a Share listed on NASDAQ, which amount is based on the representative exchange rate of the U.S. dollar published by the Bank of Israel on March 16, 2007, the last business day prior to the date of this amendment). The closing price of the Shares on the Tel-Aviv Stock Exchange (the “TASE”) on March 15, 2007 (the last trading day on the TASE immediately prior to the date of publication of this amendment to the Special Tender Offer) was NIS 52.40 (or U.S. $12.44, based on the representative exchange rate of the U.S. dollar published by the Bank of Israel on March 15, 2007). On March 16, 2007, the closing price of the Shares on NASDAQ (the last trading day on NASDAQ immediately prior to the date of publication of this amendment to the Special Tender Offer), was US $12.21 (or NIS 51.39, based on the representative exchange rate of the U.S. dollar published by the Bank of Israel on March 16, 2007).

2.	In addition, the Last Acceptance Date (as defined in the Special Tender Offer document) in connection with the Special Tender Offer is extended from Monday, March 19, 2007, to Thursday, March 29, 2007, at 2:00 p.m., EST. All other deadlines set in the Special Tender Offer document shall be extended accordingly.

3.	Therefore, the Special Tender Offer document shall be amended as follows:

3.1.	The third paragraph of the cover of the Special Tender Offer document shall be replaced in its entirety with the following: “Pursuant to the Tender Offer, the Offeror is offering to buy from the Offerees the Shares which are the subject matter of this Tender Offer, for the price of NIS 56 per Share, pursuant to the terms hereof (the “Consideration”). The Consideration payable to Offerees in the United States shall be identical, but is stated in U.S. dollars and will be 13.30 U.S. dollars for each Share to be purchased therefrom by the Offeror, which amount is based on the representative exchange rate of the U.S. dollar published by the Bank of Israel on March 16, 2007, the last business day prior to the date of this amendment in which the Bank of Israel published an exchange rate of the U.S. dollar. The total consideration for all the Shares offered to be purchased by the Offeror is NIS38,963,680 (or 9,253,874 U.S. dollars, based on the foregoing representative exchange rate of the U.S. dollar).”

3.2.	In the fourth paragraph of the cover and in Section 6.1 of the Special Tender Offer document, “Monday, March 19, 2007” shall be replaced with “Thursday, March 29, 2007".

3.3.	Section 3.1 of the Special Tender Offer document shall be replaced in its entirety with the following: “For each Share to be purchased thereby pursuant to this Tender Offer, the Offeror shall pay cash in the amount of NIS 56 (U.S. $13.30, according to the representative rate of the U.S. dollar on March 16, 2007) (the “Tender Offer Price”). If the Tender Offer is accepted, the Offeror shall pay an aggregate of NIS 38,963,680 (U.S. $9,253,874, according to the representative rate on March 16, 2007) for the offered Shares purchased by the Offeror.”

3.4.	In Section 3.2 of the Special Tender Offer document, the words “The Tender Offer Price is higher by approximately 0.17% than the closing price of the Share on the TASE on February 5, 2007", shall be replaced with “The Tender Offer Price is higher by approximately 8.93% than the closing price of the Share on the TASE on February 5, 2007", and thereafter, the words “The Tender Offer Price is lower by approximately 0.41% than the closing price of the ADSs on NASDAQ”, shall be replaced with “The Tender Offer Price is higher by approximately 9.47% than the closing price of the ADSs on NASDAQ”.

3.5.	In Section 3.3 of the Special Tender Offer document, the words “The Tender Offer Price is higher by approximately 16.20% than the average of the closing price of the Shares on the TASE in the six months preceding the date hereof”, shall be replaced with “The Tender Offer Price is higher by approximately 26.35% than the average of the closing price of the Shares on the TASE in the six months preceding the date hereof”, and thereafter, the words “The Tender Offer Price is higher by approximately 10.80% than the average of the closing price of the ADSs on NASDAQ in the six months preceding the date hereof”, shall be replaced with “The Tender Offer Price is higher by approximately 21.79% than the average of the closing price of the ADSs on NASDAQ in the six months preceding the date hereof”.

3.6.	In Sections 6.4.5 and 6.5.5 of the Special Tender Offer document, the date upon which the Tender Offer Coordinator shall deliver to the Offeror the cumulative notices of acceptance and objection shall be revised from Tuesday, March 20, 2007, to Sunday, April 1, 2007.

3.7.	In Section 6.4.7 of the Special Tender Offer document, the words “Monday, March 26, 2007” shall be replaced with “Thursday, April 5, 2007".

3.8.	In Section 6.7.1 of the Special Tender Offer document, the Last Acceptance Period shall be revised from Friday, March 23, 2007, to Monday, April 2, 2007.

3.9.	In Section 10 of the Special Tender Offer document, the date upon which the Company’s Board of Directors shall provide to the Offerees its position on the advisability of the Special Tender Offer shall be revised from March 12, 2007, to March 23, 2007.

The coordinator for purposes of the Company’s Israeli shareholders, Clal Finance Security Investment Management Ltd., has confirmed that its undertaking to secure the Offeror’s fulfillment of obligations stated in the Special Tender Offer document shall remain in effect following this notice.

Except as described above, the terms of the Special Tender Offer document have not been amended.

This document may be inspected at the Company’s offices during regular business hours and upon prior coordination. In addition, a copy of this document will be filed as an exhibit to a Form CB that will be filed by the Offeror with the US Securities and Exchange Commission by the first business day after dissemination hereof.

The Offeror's signature:	/s/ Naftali Shani; /s/ Guy Bernstein ——————————————————— Emblaze Ltd.

Names and titles of the Offeror's signatories:	Naftali Shani,
Chairman of the Board of Directors
Guy Bernstein, Director and CEO

Date of this document: March 18, 2007